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The following is is a transcript of a joint conference call by Scios Inc. and Johnson & Johnson which took place on February 10, 2003:

Operator

Good morning, and thank you for standing by. All participants will be able to listen only until the question and answer portion of the call. This conference is being recorded at the request of Johnson and Johnson. If anyone has any objections, you may disconnect at this time. I would like introduce today’s host, Miss Helen Short. Ma’am, you may begin.

Helen Short—Johnson & Johnson—Vice President, IR

Good morning. It’s a pleasure to be here this morning to review with you the definitive agreement announced earlier today whereby Johnson & Johnson will acquire Scios, Inc. With me on the call this afternoon from Scios are Richard Brewer, President, Chief Executive Officer George Schriener, Vice President and Chief Scientific Officer. From Johnson & Johnson, we have Chris Poon, Worldwide Chairman, Pharmaceuticals, Bill Traderi (ph), Company Group Chairman, North America, Larry Gecklebaum (ph), Vice President, General Medicine, Clinical Research and Development, Centocor and of course, Bob Daretta, Executive Vice President and Chief Financial Officer of Johnson & Johnson. Let me first outline the agenda for this morning’s call. I’ll begin with an overview of the structure of the transaction and its financial implications for Johnson & Johnson. Next, Vic Dura (ph) will give you his thoughts on this exciting opportunity, and lastly, Chris Poon will share with you her views on Scios and the strategic importance to Johnson & Johnson. After formal remarks are concluded, we’ll open the call to your questions. We expect the call, including Q&A, to last about 45 minutes.

Before we go further; our law department has asked that I remind that some of the statements made during this call might be considered forward-looking statements. The 2001 10-K identified certain factors that could cause the company’s actual results to differ materially from those projected in any forward-looking statements during this call. The 10-K and subsequent filings are available through the company or online. That said the definitive (ph) agreement announced earlier today is a cash for stock exchange. With the transaction valued at approximately 2.4 billion dollars, based on Scios’s 59.8 million fully diluted shares outstanding net of cash. Shareholders of Scios will receive $45 per share of Scios common stock. The board of directors at Johnson & Johnson and Scios have given their approval for this transaction, which is subject to clearance under the Hart Scott Rodino AntiTrust Improvement Act. This agreement will require the approval of Scios’s shareholders and is subject to customary closing conditions. The transaction is expected to close in the second quarter of 2003. Excluding one time charges associated with the transaction, the acquisition is expected to have a dilutive impact of approximately 5 cents per share in both 2003 and 2004. In addition, the one time costs, estimated at seven hundred million dollars for in process research and development would further reduce GAAP reported EPS by an additional 23 cents.

In January, Bob Daretta provided guidance that we were comfortable with the 2003 first call consensus of $2.62. At that time, we cautioned you not to raise estimates, as we might have investment opportunities arising during the year. We expect to neutralize the impact of the acquisition and recommend that no adjustments be made to your current EPS estimates for 2003. We believe that these are good estimates, but I remind you that they are preliminary, and it’s early in the year. It’s now my pleasure to introduce Dick Brewer, who will share with you his perspective on this important strategic event.

Richard Brewer—Scios, Inc.—President, CEO and Director

Thank you, Helen. This is a terrific opportunity for Scios. Johnson & Johnson recognizes our potential. Together, we believe that by investing the needed additional financial and management resources, Scios, and our lead product Natrecor will grow more rapidly, out stripping current expectations. By joining with Johnson & Johnson, well take a major step forward towards fulfilling our mission of becoming a leader in the development and commercialization of innovative products for cardiovascular and inflammatory diseases. We have accomplished much since our founding in 1981 and restructuring in 1999. By applying both traditional and cutting edge technology to drug discovery and development; we have made some outstanding progress. In September, 2001, we launched Natrecor, the first new treatment for acute congestive heart failure to be introduced in a decade in the United States. We are hoping to repeat this success with a pipeline that includes a program focused on p38 kinase inhibitors, for the treatment of inflammatory diseases. This program has been successful to date.

While we have been pleased with our successes, we believe there is still much more that can be done to fully launch our achievements. Johnson & Johnson clearly recognizes this and shares with us a vision that by making the right additional investments, Scios can reach its full potential. Johnson & Johnson acknowledges that it is our people that have made Scios a success and so consistent with Johnson & Johnson’s decentralized operating company model, Scios will retain its name, its identity, and its management while Johnson & Johnson provides the additional resources needed to achieve our goals. For example, with the aid of Johnson & Johnson sales and marketing expertise and resources, we believe we’ll be able to accelerate Natrecor’s growth above and beyond current expectations for the product.

We can also take advantage of the myriad of resources of research and development capabilities within Johnson & Johnson, including the drug delivery technology of Alza, to examine ways to improve Natrecor compliance and efficacy. We’ll also be able to launch Johnson & Johnson’s resources to focus on our new drug development projects, including our advanced p38 program. Not only do our products and research efforts complement each other, but our corporate values are closely aligned and this is important. In short, this transaction makes sense financially, strategically and culturally, and I’m absolutely delighted about the prospect of joining with Johnson & Johnson. This union will open an enormous window of opportunity for us to fully realize the potential of our products and to achieve our mission of focusing our science to advance medicine. I’ll now turn over the microphone to Chris Poon who will tell you more about the transaction from Johnson & Johnson’s perspective.

Christine Poon—Johnson & Johnson—Worldwide Chairman, Pharmaceutical

Thanks, Dick. Good morning everyone, and Dick and George, finally and formally, we really look forward to welcoming you and your 500 plus employees to the Johnson & Johnson family of companies. As many of you know, this transaction is a merger of strength. And it’s all about accelerating growth in our pharmaceutical businesses and achieving higher levels of sustainable growth over the long term.

As many of you know, we look for a number of at attributes in all of our transactions. We look for products that bring the technological or clinical advantage to the marketplace to address unmet medical needs. We look for a strong and seasoned management team with an employee base that brings value to the Johnson & Johnson organization with a strong track record of developing innovative products or succeeding in competitive environment. We look for companies that share our values as embodied in our credo, our value system that puts customers and patients first. And finally, we look for opportunity for growth in both the near and the long term and let me say that Scios provides all of these attributes and more.

I’d like to emphasize the 3 reasons why this transaction makes so much sense to us. First Natrecor is a product that provides a technological and clinical advantage in the marketplace. Congestive heart failure is a significant unmet medical need. Approximately 5 million individuals in the U.S. have heart failure and that market is estimated to grow by about 3% a year. This condition, in which the heart is unable to pump blood at an adequate rate to meet the body’s needs, results in a million hospital admissions annually. Another 3 million patients are admitted annually with heart failure as a secondary diagnosis. And some 20% of hospitalized patients are readmitted in one month, 50% within 6 months.

So it’s clear that heart failure represents a very high cost to the health care system. And Natrecor is a novel biological product well differentiated from existing treatments. It has an excellent efficacy profile, improving the symptoms of heart failure with a rapid onset of action. Clinical experience to date suggests that Natrecor can be safely administered with or without invasive monitoring, and adverse events are infrequent and easily managed. So in all, this profile provides physicians with a potentially more cost effective way to manage this disease.

With limited resources, Scios has already successfully launched Natrecor, but Scios and Johnson & Johnson both feel that there is room for more growth.

We both believe that through the resources Johnson & Johnson can provide, we can accelerate the growth of this product and achieve peak sales above and beyond current expectations. So, as an example, Scios focuses primarily on clinical cardiologists in a number of institutions. We anticipate that the resources of our partnership can substantially improve the reach to a broader range of institutions and specialists, while increasing frequency in the clinical cardiology community.

Further, we plan to explore new uses and formulations for Natrecor, through the use of Alza (ph)’s drug delivery technology, we could look at ways to improve Natrecor’s compliance and efficacy. We could also provide the resources to expand the product in other patient populations.

In another area, we may also explore a possible linking between Natrecor and a proprietary experimental diagnostics tool that is owned by Scios, which could be used for diagnosing heart failure. This is something we are still exploring, but clearly the possible synergies between this tool and the Johnson & Johnson diagnostics business is attractive.

Now the second reason for our excitement about this transaction is this Scios will bring several exciting new oral compounds for the treatment of inflammatory diseases to our development pipeline. This includes Scios’s p38 kinase inhibitor program. As many of you know, this has been a promising elusive pathway, and Scios has done some very impressive work in this field. We’ll work closely with the Scios team to identify the means to fully exploit and accelerate program.

And the third and final reason for our enthusiasm over this transaction today, is really embodied in Dick and his strong and seasoned management team. It shares our core value system. With the launch of Natrecor and with the progress to date of their p38 kinase inhibitor program, Scios has clearly demonstrated it can successfully discover, develop and commercialize innovative new products. But before we open to your questions, let me again say how pleased I am to announce this today.

Scios represents a great addition to Johnson & Johnson. They have a strong and seasoned management team and employees who have a great track record. Their marketed product, Natrecor is differentiated from current treatment for heart failure and their products in development are promising. And furthermore, like the acquisition of Centocor, this merger strengthens our position as a preeminent player in the biopharmaceutical industry. This is an area where we see the most promise in our innovative products to provide significant advances in the treatment of unmet medical needs.

As Dick mentioned, consistent with our commitment to a decentralized operating company model, Scios will retain its name, its identity, and its management, and our job will be to identify the growth opportunities an then partner our people and our resources at Johnson & Johnson to enable Scios to reach its full potential. So thank you, very much. We hope that you share our enthusiasm for both the short and long term prospects of this transaction. We’ll now open the call to questions and I’m going to turn it back to Helen.

Helen Short—Johnson & Johnson—Vice President, IR

There are a few pieces of ID instructions and we’ll start taking questions.

Operator

Thank you. At this time, if you would like to ask a question, please press star one, you will be announced prior to asking your question. To withdraw your question, you may press star 2. Once again, to ask a question, please press star one. One moment please. Dan Lamatri (ph) of Merrill Lynch, you may ask your question.

Dan Lamatri—Merrill Lynch

Good morning, everybody. Just a couple of quick things. I guess, Dick if you wouldn’t mind, just helping us a little bit. You know you talked about the fact that with the Johnson & Johnson marketing power behind you that you’re comfortable that you could expand what this product could do over current expectations. Can you just give us a sense for what current expectations are in?

Richard Brewer—Scios, Inc.—President, CEO and Director

We haven’t provided guidance for 2003 yet. We’ll be doing that in 3 days, when we have our quarterly conference call.

Dan Lamatri—Merrill Lynch

But, I guess, just in terms of maybe what the consensus numbers out there are looking for the product to do in terms of revenue.

Richard Brewer—Scios, Inc.—President, CEO and Director

For 2003?

Dan Lamatri—Merrill Lynch

Yeah.

David Gryska—Scios, Inc.—SVP, Finance and CFO

Our forecast that we gave for 2003 is 160 to 170 million. But we have a conference call at 7 o’clock on February 13 and we will be talking about that further once we announce the results for the quarter.

Dan Lamatri—Merrill Lynch

Okay, great. And then, I guess, I’d like just a little bit of help on the financial side, we are having a little trouble getting to the 5 cents dilution. And I’m just wondering, can you walk us through what your assumptions were in terms of the interest rate we ought to assign to this? What amortization costs tied to patents and like that would be hitting the P&Ls. We are having a hard time getting the 5 cents.

Bob Daretta—Johnson & Johnson—CFO and EVP

All right, you’re higher or lower, Dan?

Dan Lamatri—Merrill Lynch

We couldn’t get as much as five cents. Now, some of it may have to do with the revenue numbers, but go ahead.

Bob Daretta—Johnson & Johnson—CFO and EVP

This is Bob Daretta. In rough terms, why don’t I talk about it in terms of ’04, just for a minute, because you have a full year in ’04. The amortization probably is three cents out of the nickel.

Dan Lamatri—Merrill Lynch

OK.

Bob Daretta—Johnson & Johnson—CFO and EVP

All right. And then you have a couple of items that are somewhat unusual compared to typical transactions. And one that you may not have taken into account is the way we’re going to have to account for deferred compensation expense. There are unvested options that the change of control does not automatically vest that we will convert into J&J options and those are in the money options, and therefore, the in-the-money value of those options must be expensed. And it’s done over either a three- or four-year period, Dan. That adds another 20 to 25 million, I think, on an after-tax basis.

Dan Lamatri—Merrill Lynch

After tax.

Bob Daretta—Johnson & Johnson—CFO and EVP

Yes, so that’s your other penny that you may not have initially taken into consideration.

Dan Lamatri—Merrill Lynch

Perfect. Thanks, Bob, and congrats all.

Helen Short—Johnson & Johnson—Vice President, IR

Next question, please.

Operator

Rick Wise of Bear Stearns, you may ask your question.

Rick Wise—Bear Stearns—Analyst

Hi, good morning everybody. A couple questions. Just, first, in terms of — can you help us better understand the synergies in terms of selling points for Natrecor, obviously Natrecor is a heart failure drug. The primary call point, I assume, is the heart failure docs and the ER docs. Can you help us understand how J&J leverages that call, and maybe talk in more detail about the magnitude of the sales force today, and where you see the sales force going over the next year or two for Scios. Thank you.

Helen Short—Johnson & Johnson—Vice President, IR

Chris will address that first.

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

Yes, let me address it first and then Dick, I’m sure, will want to add in. Rick, as you know, our Centocor sales force in cardiovasculars has great penetration and relations in the emergency room, great coverage there, which is probably an area which is still unexplored.

The other sales force synergy that’s a possibility is certainly our OrthoBiotech organization called in the critical care units in a pretty substantial way. And again, this is where we would probably see a lot of acute heart failure patients, where that call could add a lot of synergy. So I think that just, again, not having worked through any of these details, we won’t do that until closing, I think you can imagine that there’s already a lot of opportunity that we can see with established relationships through our own Centocor and OrthoBiotech sales forces.

Rick Wise—Bear Stearns—Analyst

Yes, and just maybe a follow up on that, Chris, or whoever wants to address it. p38’s obviously a key part of the value here as well. Well, when will we see the phase IIa data, and I think, Chris, you had said that you’re going to work to accelerate these programs. What does that mean, and can you help us understand the implications of your statement there.

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

Yes, let me shoot that to Dick, who I think can speak to the timing of the most advanced compounds.

Richard Brewer—Scios, Inc—President, CEO and Director

The phase IIa data, top line, would be on our April conference call.

Rick Wise—Bear Stearns—Analyst

And in terms of the acceleration?

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

Well, you know, in terms of the acceleration, I think that, as you know, we go step by step, milestone by milestone. So given where that phase — given where the developments programs for this compound, but frankly for the compound also in phase I and in preclinical, I think the resources of our developments and manufacturing organization could help a lot to make sure that we don’t miss a beat in terms of moving this thing through development.

Richard Brewer—Scios, Inc—President, CEO and Director

Chris, if I may, I’d like to address the synergies that might exist on the Natrecor side as well.

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

Absolutely.

Richard Brewer—Scios, Inc—President, CEO and Director

Rick, your question related to synergies on Natrecor’s sales and marketing effort associated with J&J’s, and one of the things that I’d like to point out is that we are currently focused on a relatively small number of hospitals that treat the majority of patients. But it is possible with a larger group to go out and to penetrate more hospitals than we’re currently able to get to. In addition to that, if it makes sense, and in some areas it does, calling on internists would be a big help in terms of moving patients into the hospital and having them treated with Natrecor. And as Chris pointed out, focusing on the emergency department is something that is really vital to us and something that we’re focusing on right now.

But theoretically, we could do that, and again, none of these plans have been worked out exactly, yet, but theoretically, we could do that with a lot more firepower with the J&J sales machine behind us.

Rick Wise—Bear Stearns—Analyst

Thanks so much.

Richard Brewer—Scios, Inc—President, CEO and Director

Thank you.

Helen Short—Johnson & Johnson—Vice President, IR

Next question.

Operator

Glenn Rareson (ph), you may ask your question.

Glenn Rareson

Hey folks. Firstly, a question to Bob. You did give a five-penny theoretical dilution number on ’04, but you never have provided guidance before on ’04. Consensus, I think, is at $2.97, we’re at 2.94. Any way you’re going to provide us any sort of broad guidance on where EPS should be ending up for ’04?

Bob Daretta—Johnson & Johnson—CFO and EVP

Not today, but it is — I’m sure you noted also a nickel dilution in the current year, and despite that dilution, we’re standing by the consensus estimates that we’ve discussed previously.

Glenn Rareson

OK, so what about just providing broader guidance, like low teens, mid teens, that type of deal. Could you do that?

Bob Daretta—Johnson & Johnson—CFO and EVP

Not at this stage, but obviously, as we move into the year, we’ll begin to be more specific regarding next-year expectations.

Glenn Rareson

OK, next question, which relates really to Dave and Dick. Can’t seem to get away from you guys, but glad to see you back.

There obviously was some — there’s obviously the article today in the Wall Street Journal, and there was some additional open studies that were being done on Natrecor and some data was supposed to come out in the first quarter. I don’t know if they’re at all connected, but maybe you can talk to that story and talk to the data that J&J has seen recently.

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

OK, Dick, let me just introduce that and then I’ll pass it back to you. Of course, we have been aware of the data and abstracts, publication — I’m not sure what you’d want to call it. And as you can imagine, we have studied this issue very closely. And in the end, we concur with the FDA’s own finding. The FDA obviously has looked at the full database. The FDA Cardiovascular and Renal Advisement committee voted unanimously to approve Natrecor without any cautions for mortality.

So I think the real issue is that apart from what data might have been available to the investigators, certainly ourselves, in our due diligence, and certainly the FDA in their review, had had access to all the data, and we both came to the same conclusions.

So if Dick and George want to add to that, that’s fine.

Richard Brewer—Scios, Inc—President, CEO and Director

Yes, I’m going to ask George Schriener to address that, if I may.

George Schriener—Scios—VP and Chief Scientific Officer

I’d like to expand on this just a bit. It should be made aware to everybody that this does not represent new data. What this represents is a reinterpretation of data that was in the public domain that the FDA has already analyzed, and a conclusion was obtained by selectively deleting certain populations of patients and reinterpreting events that allowed this investigator to make these claims in the form of a poster.

This was not original clinical research. This was — arose from no personal experience. It was simply a counter to the review that the FDA had already conducted exhaustively on a much broader range of patients, and that review had demonstrated that this drug was not only highly effective, but in fact safe.

I should further add that this was done on less than 700 patients. Our experience of several thousands of patients in the Adhere database registry, as well as in hospital registries, as well as the experience — field experience obtained by over 100,000 patients who have responded to this drug have clearly demonstrated that it is safe and highly effective.

So this was a much ado about nothing, this abstract.

Glenn Rareson

And what about any additional data on earlier intervention with Natrecor? Wasn’t there supposed to be some data available in the first quarter, as well?

George Schriener—Scios—VP and Chief Scientific Officer

The principal data that will be made available in the first quarter will be some of the outcomes of the fusion one trial [Inaudible] therapy post-discharge. There are analysis underway from the heart failure database in Adhere, looking at early intervention, but those analyses have not yet been made public.

Glenn Rareson

Should we assume that J&J has seen the Fusion 1 data?

George Schriener—Scios—VP and Chief Scientific Officer

Yes.

Glenn Rareson

OK. Thank you very much, congratulations.

Helen Short—Johnson & Johnson—Vice President, IR

Next question.

Operator

Kurt Krueger (ph) of Bank of America, you may ask your question.

Kurt Krueger—Bank of America—Analyst

Hi, thank you. Could I ask three questions. One is, Dick, you had deflected, I think, Dan’s question earlier about the upside. We don’t want, necessarily, to hear the exact number, but could you talk in terms of is it 10 percent, 20 percent up from basic consensus estimates.

And if I could ask maybe Bob or Helen, you said you’d neutralized this dilution. Would that be based on any kind of cost synergies, or expense synergies, or was it due to drug-coated stent upside? And then if I could maybe ask Chris to elaborate on the diagnostic test — or Chris or Dick to elaborate a little bit more on the diagnostic test.

Dick Brewer—Scios, Inc.—President, CEO and Director

Kurt (ph), with regard to the upside, I really can’t give you much help there, because we haven’t had a chance to sit down with our partners at Johnson & Johnson and work through our plans. So until we have an opportunity to do that, it’s really not possible for me to tell you what kind of upside I see in terms of the 160 to 170 (ph) that we plan for 2003.

Unidentified Participant

Kurt (ph), on the second point, the funding of the dilution is not associated with cost synergies that come about through the merger of Johnson & Johnson and Scios. It is a reflection of some of — some Cypher (ph) upside that was not built into the 262 (ph), as we had anticipated making such investments, and also some strengths in other portions of our business. But those are the sources.

Kurt Krueger—Bank of America—Analyst

Thanks.

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

And Dick, you may want to comment on your diagnostic tests and your intellectual property, there.

Richard Brewer—Scios, Inc—President, CEO and Director

OK, well George would like to talk about the medical applications of the test.

George Schriener—Scios—VP and Chief Scientific Officer

We see a potential major expansion in the use of our diagnostic tests for heart failure. This is a test that measures plasma BNP levels that is turning out to be an extremely accurate reflection of the degree to which the heart is experiencing stress. After therapy with Natrecor for example, physicians are observing that the endogenous level of BNP, the stress hormone, goes down quite strikingly.

You have heard that we have a major initiative in looking at outpatient therapy of heart failure, using the Fusion 1 and eventually a larger Fusion 2 trial. This of course is not currently within label, but we are conducting the appropriate studies to potentially make it eligible for a label extension.

As we pursue this route, the use of this diagnostic test will become extremely important for determining efficacy of this sort of intervention, as well as for changing dosage recommendations for the outpatient administration of Natrecor. If we combine the use of Natrecor with devices that can apply this continuous — apply this drug continuously in a setting with patients with severe heart failure, this test will also be extremely valuable as a diagnostic for charting the response of the patient to these kinds of infusions.

So we see the clinical uses for this test, if the clinical research proceeds as planned, as extending far beyond point of care diagnostics in the emergency room, but really dealing with all facets of the therapy of what is now the single largest category of cardiac disease patients in the country.

Kurt Krueger—Bank of America—Analyst

OK, thank you.

Helen Short—Johnson & Johnson—Vice President, IR

Next question please.

Operator

Glenn Navarro (ph) of Credit Suisse First Boston, you may ask your question.

Glenn Navarro—Credit Suisse First Boston

Yes, two questions. One, can you elaborate on the European approval process for the drug, and also, I believe, the drug is partnered with GlaxoSmithKline. Does that agreement stay in place, and how does J&J and Scios benefit from sales outside the U.S. And then, for Bob, if you can just elaborate on the charge, it seems like it’s a big number for an R&D in process charge. Is there any way you can give us a little bit more detail on that charge, thanks.

Richard Brewer—Scios, Inc—President, CEO and Director

Well, let me — this is Dick Brewer. Let me elaborate on the European approval process with Glaxo. They filed for approval at the end of the third quarter and are expecting to be approved in the second quarter of ‘04. And as far as we know, they’re on track for that to happen.

Glenn Navarro—Credit Suisse First Boston

Why such a long approval process? They filed in the third quarter of ’02?

Richard Brewer—Scios, Inc—President, CEO and Director

Yes, that’s correct, they did. That’s pretty much standard for what — as we understand it, based on what Glaxo tells us.

Bob Daretta—Johnson & Johnson—CFO and EVP

Glenn (ph), it’s Bob. I really don’t have much else to add. The — obviously, at this point, the $700 million is only an estimate. That has to be confirmed through the use of third-party evaluators, but we think it’s a reasonable estimate, and frankly, it could move in either direction, depending upon how the pipeline develops over the course of the intervening month between now and close.

Glenn Navarro—Credit Suisse First Boston

OK, and then, just one last question. Back to — J&J and Scios, how do they participate in the sales outside the U.S.? Does Glaxo have the right in Europe and everywhere outside the U.S., or will J&J and Scios be affiliated in specific countries outside the U.S.?

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

Dick — our understanding is that GSK has the right in Europe, and this transaction will not affect that right, but rights outside of Europe will be shared by ourselves and Scios.

Richard Brewer—Scios, Inc—President, CEO and Director

Yes, that’s correct, Chris.

Glenn Navarro—Credit Suisse First Boston

And are there any plans for filing in countries outside of Europe in the near-term?

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

Again, to be honest, we — Dick and I have not gotten together and worked through those challenges, yet.

Glenn Navarro—Credit Suisse First Boston

OK, fair enough. Thank you.

Helen Short—Johnson & Johnson—Vice President, IR

Thank you, next question, please.

Operator

Steve Slaughter (ph) of UBS Global Asset Management, you may ask your question.

Steve Slaughter—UBS Global Asset Management

Hi, would be interested in understanding what the current commercial sales force is, promoting Natrecor here in the U.S. And if memory serves correctly, that was a third party that had developed that sales force for you. Is that going to be pulled back into the J&J family, now?

Helen Short—Johnson & Johnson—Vice President, IR

[Inaudible] is going to address that.

Richard Brewer—Scios, Inc—President, CEO and Director

Well, I can address that, if you like. We have 172 reps currently selling Natrecor here in the United States. They are fully Scios sales representatives. We did have some help early on in recruiting with Innovex (ph), but since that time, we have pulled these reps into our own camp, and they are our own sales force, and they are solely responsible for selling Natrecor and have been responsible for the good job to date.

Steve Slaughter—UBS Global Asset Management

Good, and as a follow on, the BNP diagnostic test that’s currently point of care, and I guess some folks are working on platform opportunities there, are we clear that the two sublicensees are non-exclusive sublicensees at this point in time?

Matt Hooper—Scios, Inc.—General Counsel

These licensees — this is the General Counsel, Matt Hooper, I comment on the fact that there are existing licensees, and the licenses that we have are semi-exclusive at the present time.

Steve Slaughter—UBS Global Asset Management

So does that preclude a J&J point of care test going forward?

Matt Hooper—Scios, Inc.—General Counsel

We’re actually — to be honest with you, we’re in the process of evaluating that question with J&J.

Steve Slaughter—UBS Global Asset Management

Great, thanks very much.

Richard Brewer—Scios, Inc—President, CEO and Director

Thank you.

Helen Short—Johnson & Johnson—Vice President, IR

Next question, please.

Operator

Scott Wilkin of SG Cowen, you may ask your question.

Scott Wilkin—SG Cowen—Analyst

My question’s been answered, thank you.

Helen Short—Johnson & Johnson—Vice President, IR

OK, next question.

Operator

Mike Winesatt (ph) of JP Morgan, you may ask your question.

Mike Winesatt—JP Morgan

Hi, thank you, and congratulations everybody on the transaction. Maybe just to start, I just want to be clear, Chris, maybe you can answer this first, that the data from the IIa trial on the p38 incarnase (ph), you guys have seen that?

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

We have seen what has been available. I’d also just like to maybe make clear, and certainly George and Dick can expand on this. This p38 program is actually a number of compounds. This phase IIa compound is certainly the most advanced, and my understanding is it’s advanced farther than any other p38 kinase out there.

But there are backup compounds in phase I, and I think another compound about to move into phase I. So I think this family of compounds, we have obviously gained all the data that is available, and they’re — as the months go by, we should begin to see more.

Mike Winesatt—JP Morgan

If the lead compound is successful, what do you model in for time to market?

Christine Poon—Johnson and Johnson—Worldwide Chairman, Pharmaceuticals

We don’t project those right now. It’s just too early.

George Schriener—Scios—VP and Chief Scientific Officer

I would like — this is George Schriener from Scios. I’d like to expand a little bit upon this. We have been, I think, have developed the most profound insight, right now, into the structured activity relationship of the p38 kinase inhibitors that have provided a combination of potency and the selectivity that has allowed us to avoid many of the issues that have affected other company’s programs. We have, as part of that expertise, developed molecules, as Chris has pointed out, that are even more potent and even more selective than 469, and quite frankly, we had reached the limit of our resources that we could devote to a drug-development program that clearly has implications far beyond rheumatoid arthritis. So it makes this partnership, this merger, so attractive to those of us in research is that a program with enormous potential, that really requires the kinds of resources that a company like Johnson & Johnson can put behind is finally going to be unleashed. And we are very, very excited, not only about the resources that can be put behind 469, but also our capacity to immediately put into clinical testing several other classes of compounds with different characteristics that can also be adapted for different potential clinical uses.

And this is something that has gotten research and development extremely enthusiastic about this merger.

Richard Brewer—Scios, Inc—President, CEO and Director

Let me just — this is Dick Brewer. Let me just put an explanation point behind what George said. These advanced molecules that George is talking about really do represent second-generation products. And this is important, because if we’re successful with Johnson & Johnson in developing our p38 kinase program, this promises to be a multi-billion dollar opportunity, and we want to make sure that we are able to continue that and to develop other indications should those come before us, and to constantly stay ahead of the game.

And the way to do that is to have more than one compound in development. But as George has rightly pointed out, we can only do so much as a small biotech company, and we’re looking forward to the synergies that can be developed with Johnson & Johnson in this regard.

Mike Winesatt—JP Morgan

Can I just switch gears for a minute and spend a minute on the Fusion 2 trials, and maybe just for the benefit for everyone here who didn’t cover Scios but covers J&J, if you could educate us — what do you think we learned from the Fusion trial about potential outpatient opportunity. I think I understand the design in that trial, and then maybe if you could spend a minute on the Fusion 2 trial design, as you’re anticipating its expense.

George Schriener—Scios—VP and Chief Scientific Officer

Yes, the principal role of the Fusion 1 trial was to demonstrate dose-ranging safety and tolerability of Natrecor given to patients in the outpatient setting. In this case, immediately post-discharge for the treatment of congestive heart failure. The patients were sick patients that had been into the hospital at least twice previously in the preceding 12 months. And these are patients for whom there is a high incidence of events, ranging from mortality to repeat hospital admissions. The study was not powered to provide efficacy, but a broad menu of potential efficacy readouts were put into the study in order to give us trend that we could expand into a larger outpatient trial.

It should be noted that we have definitely determined that there is a great need for outpatient intervention in a disease that still has a five-year mortality rate exceeding 50 percent. And many physicians have been uncomfortable with the current therapies, because they have not in fact been validated or brought before the FDA for approval or subjected to randomized, clinically controlled trials. Scios has determined to take the high road on this, and to perform a series of studies that will conform to the most rigorous standards for clinical development in order to determine if there is a utility for this sort of intervention with intermittent infusions with Natrecor.

To that end, the Fusion 1, although the final details will be discussed later, we have already noted that it was extremely well tolerated in doses up to and including the standard dose that is currently being used for inpatient treatment of heart failure. And that data was extremely reassuring to us in a reasonably large-size trial of about 210 patients. We are still analyzing the outcome data, and we will take in Fusion 2 — we will take the optimum dosing regimen that we have determined and couple that with a series of potential efficacy outcomes that will be discussed with the FDA and with their approval we will go forward in order to maximize the possibility of determining some clinical therapeutic effectiveness for this approach to the treatment of heart failure. And as Dick has already mentioned, that if we are successful, that this is certainly equal, if not superior, to the projected uses of this compound within the hospital.

So we see this as potentially — not just a potentially large market, but as a potentially large medical need, because there are more than 5 million of these patients, as Chris Poon has already pointed out, and especially as they enter into stage 3 and stage 4 of their diseases, there is very little that can be done for them, except for this round robin process of repeated hospitalizations and progressive deterioration.

If we can impact this in any way with this new paradigm for the treatment of heart failure, we’ll have a very large impact on the practice of medicine in this area.

Helen Short—Johnson & Johnson—Vice President, IR

Thank you. Eric, we’ll take one more question.

Operator

Brian Bianco (ph) of Mann (ph) Securities, you may ask your question.

Brian Bianco—Mann Securities

Good morning. Could you confirm for us whether the change of control would be triggered on the bonds, and I also have three quick follow up questions?

John Crisan—Johnson & Johnson

This is John Crisan (ph) with Johnson & Johnson. The change of control would be triggered on the bonds, and they would have the ability to put them to us if they desired.

Brian Bianco—Mann Securities

OK, thank you. And any break-up fees?

Unidentified Participant

That’ll be outlined in the merger agreement, which will be available shortly.

Brian Bianco—Mann Securities

OK. And any other contingencies not mentioned in the press release that we should be aware of?

Unidentified Participant

Normal and customary, but that’ll be outlined in the merger agreement that you’ll receive shortly.

Brian Bianco—Mann Securities

OK, and then the last is somewhat technical, it’s regarding the bonds again. The escrow, the four or five interest payments left to be paid out in escrow, will they be paid out as well?

Unidentified Participant

I’m not sure we really are in a position to give you that level of detail at this stage.

Helen Short—Johnson & Johnson—Vice President, IR

All right. Thank you very much for your interest. We appreciate your all participating on such short notice, and we wish you a nice day.

Richard Brewer—Scios, Inc—President, CEO and Director

Thank you.

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ADDITIONAL INFORMATION

This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which may include statements concerning the proposed merger with Johnson & Johnson and strategic plans, expectations, and objectives for future operations. We generally identify such forward-looking statements using words like “estimate,” “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. Statements that are not historical facts are forward-looking statements based on current assumptions that involve risks and uncertainties. These risks and uncertainties may include the sales penetration and success of Natrecor, the success of clinical trials of Natrecor and our pipeline products, the failure to complete the proposed merger in a timely manner, the inability to obtain Scios shareholder or regulatory approvals or to satisfy other conditions to the merger, actions of governmental entities, and costs related to the merger, as well as other risks detailed from time to time in the reports filed by Scios with the SEC, including the Company’s quarterly reports and annual report on Form 10-K. Actual results, performance or achievements of Scios may differ significantly from those described in these forward-looking statements. Scios disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with the proposed merger, Scios will file a proxy statement with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY SCIOS THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM SCIOS BY DIRECTING THEIR REQUEST TO: INVESTOR RELATIONS, SCIOS INC., 820 WEST MAUDE AVENUE, SUNNYVALE, CA 94085; PHONE (408) 616-2974

Scios and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Scios’ stockholders in connection with the proposed merger is set forth in Scios’ annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 15, 2002 and proxy statement for its 2002 annual meeting of stockholders filed with the SEC on March 21, 2002. Additional information will be set forth in the proxy statement when it is filed with the SEC.